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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*

                              RadView Software Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                       Ordinary Shares, NIS .01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   M81867 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 9 pages
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=====================                                          =================
CUSIP NO. M81867 10 9                  13G                     PAGE 2 OF 9 PAGES
=====================                                          =================

================================================================================
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Formula Ventures L.P.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[ ]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware US

================================================================================
                         5    SOLE VOTING POWER
NUMBER OF SHARES              NONE
                         -------------------------------------------------------
BENEFICIALLY             6    SHARED VOTING POWER
                              2,526,680 shares of ordinary shares (included
OWNED BY                      shares held by affiliates included in this joint
                              filing)
EACH                     -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER
REPORTING                     NONE
                         -------------------------------------------------------
PERSON WITH              8    SHARED DISPOSITIVE POWER
                              2,526,680 shares of ordinary shares (included
                              shares held by affiliates included in this joint
                              filing)
================================================================================
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,526,680 shares of ordinary shares (included shares held by affiliates included in this joint filing)

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     15.4%
     Ownership percentages are based on 16,366,572 ordinary shares outstanding on December 31, 2000

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     PN

================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 9 pages

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=====================                                          =================
CUSIP NO. M81867 10 9                  13G                     PAGE 3 OF 9 PAGES
=====================                                          =================

================================================================================
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     FV-PEH L.P.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[ ]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware US

================================================================================
                         5    SOLE VOTING POWER
NUMBER OF SHARES              NONE
                         -------------------------------------------------------
BENEFICIALLY             6    SHARED VOTING POWER
                              2,526,680 shares of ordinary shares (included
OWNED BY                      shares held by affiliates included in this joint
                              filing)
EACH                     -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER
REPORTING                     NONE
                         -------------------------------------------------------
PERSON WITH              8    SHARED DISPOSITIVE POWER
                              2,526,680 shares of ordinary shares (included
                              shares held by affiliates included in this joint
                              filing)
================================================================================
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,526,680 shares of ordinary shares (included shares held by affiliates included in this joint filing)

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     15.4%
     Ownership percentages are based on 16,366,572 ordinary shares outstanding on December 31, 2000

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     PN

================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 3 of 9 pages

=====================                                          =================
CUSIP NO. M81867 10 9                  13G                     PAGE 4 OF 9 PAGES
=====================                                          =================

================================================================================
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Formula Ventures (Israel) L.P.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[ ]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Israel

================================================================================
                         5    SOLE VOTING POWER
NUMBER OF SHARES              NONE
                         -------------------------------------------------------
BENEFICIALLY             6    SHARED VOTING POWER
                              2,526,680 shares of ordinary shares (included
OWNED BY                      shares held by affiliates included in this joint
                              filing)
EACH                     -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER
REPORTING                     NONE
                         -------------------------------------------------------
PERSON WITH              8    SHARED DISPOSITIVE POWER
                              2,526,680 shares of ordinary shares (included
                              shares held by affiliates included in this joint
                              filing)
================================================================================
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,526,680 shares of ordinary shares (included shares held by affiliates included in this joint filing)

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     15.4%
     Ownership percentages are based on 16,366,572 ordinary shares outstanding on December 31, 2000

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     PN

================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 4 of 9 pages

=====================                                          =================
CUSIP NO. M81867 10 9                  13G                     PAGE 5 OF 9 PAGES
=====================                                          =================

================================================================================
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Shem Basum Ltd.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[ ]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Israel

================================================================================
                         5    SOLE VOTING POWER
NUMBER OF SHARES              78,143 ordinary shares
                         -------------------------------------------------------
BENEFICIALLY             6    SHARED VOTING POWER
                              2,526,680 shares of ordinary shares (included
OWNED BY                      shares held by affiliates included in this joint
                              filing)
EACH                     -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER
REPORTING                     78,143 ordinary shares
                         -------------------------------------------------------
PERSON WITH              8    SHARED DISPOSITIVE POWER
                              2,526,680 shares of ordinary shares (included
                              shares held by affiliates included in this joint
                              filing)
================================================================================
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,604,823 shares of ordinary shares (included shares held by affiliates included in this joint filing)

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     15.9%
     Ownership percentages are based on 16,366,572 ordinary shares outstanding on December 31, 2000


--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     CO

================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 5 of 9 pages

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Item 1(a). Name of Issuer:

RadView Software Ltd.

Item 1(b). Address of Issuer's Principal Executive Offices:

7 New England Executive Park, Burlington, Massachusetts 01803.

Item 2(a). Name of Person Filing:

This statement is filed by Formula Ventures L.P., FV-PEH L.P., Formula Ventures (Israel) L.P. and Shem Basum Ltd. who are sometimes collectively referred to as the "Reporting Persons".

Item 2(b). Address of Principal Business Office or, if None, Residence:

The addresses of the principal office of each of the Reporting Person is:
c/o Michael Flamenbaum, Fulbright & Jaworski LLP, 666 Fifth Avenue New York NY 10103-3198

Item 2(c). Citizenship:

See Item 4 of the cover page attached hereto for each Reporting Person.

Item 2(d). Title of Class of Securities:

Ordinary Shares, NIS .01 par value per share

Item 2(e). CUSIP Number:

M81867 10 9

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

        (a) [ ]  Broker or dealer registered under Section 15 of the Exchange
                 Act.

        (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

        (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

                                Page 6 of 9 pages
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        (e) [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                 (E).

        (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

        (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

        (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership

        (a) Amount beneficially owned: See Row 9 of the cover page attached hereto for each Reporting Person.

        (b) Percent of class: See Row 11 of the cover page attached hereto for each Reporting Person.

        (c)  Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote: See Row 5 of the cover page attached hereto for each Reporting Person and the response to Item 4(c ) (ii) below.

             (ii) Shared power to vote or to direct the vote: See Row 6 of the cover page attached hereto for each Reporting Person.

                   Each of the Reporting Persons may be deemed to have shared power to vote and shared power to dispose of an aggregate of 2,526,680 shares owned by certain Reporting Persons. Also, Mr. Shai Beilis, a director of RadView Software Ltd. and a managing partner of the Reporting Persons, holds through Shem Basum Ltd. 78,143 shares.

                   Name                                             Shares
                   ----                                             ------
                   Formula Ventures L.P.                          1,576,570
                   FV-PEH L.P.                                      443,631
                   Formula Ventures (Israel) L.P.                   506,479

                                Page 7 of 9 pages
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             (iii) Sole power to dispose or to direct the disposition of: See
                   Row 7 of the cover page attached hereto for each Reporting Person and the response to Item 4(c ) (ii) above.

             (iv) Shared power to dispose or to direct the disposition of: See Row 8 of the cover page attached hereto for each Reporting Person and the response to Item 4(c ) (ii) below.

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable

Item 8.  Identification and Classification of Members of the Group

         Not applicable

Item 9.  Notice of Dissolution of Group

         Not applicable

Item 10. Certifications

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 8 of 9 pages
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                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

                                       FORMULA VENTURES L.P.

                                       BY: FORMULA VENTURES PARTNERS (CAYMAN
                                           ISLANDS) LTD.

                                           /S/ REUBEN BEN-ARIE
                                           -------------------
                                       BY: REUBEN BEN-ARIE
                                           DIRECTOR

                                       FV-PEH L.P.

                                       BY: FORMULA VENTURES PARTNERS (CAYMAN
                                           ISLANDS) LTD. - GENERAL PARTNER

                                           /S/ REUBEN BEN-ARIE
                                           -------------------
                                       BY: REUBEN BEN-ARIE
                                           DIRECTOR - GENERAL PARTNER

                                       FORMULA VENTURES (ISRAEL) L.P.

                                       BY: FORMULA VENTURES  LTD.
                                           GENERAL PARTNER

                                           /S/ VARDA SAGIV
                                           ---------------
                                       BY: VARDA SAGIV
                                           CFO

                                       SHEM BASUM LTD.

                                           /S/ SHAI BEILIS
                                           ---------------
                                       BY: SHAI BEILIS

                                Page 9 of 9 pages